Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC DECLARES SPECIAL CASH DIVIDEND

OF $1.30 PER SHARE

PLYMOUTH, MN, October 26, 2009 — The Mosaic Company (NYSE: MOS) announced today plans to return approximately $580 million to stockholders, or $1.30 per share, through a special cash dividend. The dividend will be financed through cash on hand.

“The decision by Mosaic’s Board of Directors to return a significant amount of cash to its shareholders is a reflection of our strong cash position and the confidence we have in our future business prospects and cash flows,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Mosaic’s strong balance sheet, which includes a cash position of $2.6 billion at August 31, 2009, provides us the financial flexibility to make this distribution, while at the same time continuing our capital spending program and maintaining an appropriate level of liquidity and financial flexibility.”

The Company noted it is reaffirming its guidance for fiscal year 2010 capital spending of $1.0 -1.2 billion. “We remain committed to executing our long-term strategic plans that we expect will drive additional strong cash flow and shareholder value. We also remain committed to maintaining strong credit metrics and an investment grade rating,” Prokopanko added.

The special dividend will be paid on December 3, 2009 to stockholders of record as of the close of business on November 12, 2009.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the build-up of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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